EXHIBIT 2.3


SpaceDev, Inc.
                                             31855 Stowe Drive  Poway, CA  92064
                                             (858) 375-2000  Fax: (858) 375-1000


                                January 31, 2006

VIA  E-MAIL

Starsys  Research  Corporation
Attention: Scott Tibbitts, Chairman and Chief Executive Officer 4909 Nautilus Court North
Boulder,  Colorado  80301

Re:     Amendment  No.  2  to  that  certain  Agreement  and  Plan of Merger and
Reorganization

Dear  Mr.  Tibbitts:

     Reference is made to that certain Agreement and Plan of Merger and Reorganization made and entered into as of October 24, 2005 and amended on December 7, 2005 (as so amended the "MERGER AGREEMENT"), by and among SpaceDev, Inc. ("SPACEDEV"), Monoceros Acquisition Corp., Starsys Research Corporation
("STARSYS"), Scott Tibbitts, as a key shareholder, and Scott Tibbitts, as shareholder agent. All capitalized terms used herein but not defined herein shall have the meaning set forth in the Merger Agreement.

     By executing a copy of this Amendment No. 2 to the Merger Agreement (this "AMENDMENT") below, the parties to the Merger Agreement hereby agree to the following amendments to and waivers and clarifications of the Merger Agreement:

     1. Section 1.5 of the Merger Agreement is hereby amended by replacing the text "Starsys Research Corporation" therein with the text "Starsys, Inc.".

     2. Section 2.20(a)(1) of the Merger Agreement is hereby amended by replacing the text "the date two business days prior to the Closing Date" therein with the text "January 26, 2006".

     3. Section 3.20(a) of the Merger Agreement is hereby amended by replacing it in its entirety with the following text:

          "Except as provided in Section 3.20(a)(i)-(iii) of the Disclosure Schedules, (i) (x) the Company is, and at all times in the past has been, in compliance in all material respects with all export Laws and controls, including the International Traffic in Arms Regulations, 22 C.F.R. Subchapter M, as the same have been in effect from time to time ("ITAR"), that are or were applicable to the Company or to its business or operations or to the ownership or use of its Properties (collectively, the "EXPORT LAWS"), and (y) the Company is, and in the last three-year period has been, in compliance in all material respects with all applicable Law that is or was applicable to the Company or to its business or operations or to the ownership or use of its Properties, (ii) no Event has occurred or circumstances exist that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any applicable Law in any material respect, or
          (B) may give rise to any obligation of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any


                                      PAGE 1


          nature; and (iii) the Company has not received, at any time in the last three-year period, any oral or written notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential (x) violation of, or failure to comply with, any applicable Law in any material respect, or
          (y) obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.".

For the avoidance of doubt, the foregoing amendment of Section 3.20(a) of the Merger Agreement is intended to, and shall, have retroactive effect to the date of the Merger Agreement.

     4. Section 7.1(a)(2) of the Merger Agreement is hereby amended by inserting the text ", Section 3.20(a)(i)(x) (Compliance with Law - Export Laws)" immediately following the text "Section 3.8(d) (Shareholder Table)" therein.

     5. Section 7.2(a) of the Merger Agreement is hereby amended by replacing the text "all Losses incurred by the Parent Indemnified Parties directly or indirectly as a result of any" with the following text:

          "all Losses incurred or suffered by the Parent Indemnified Parties directly or indirectly as a result of (x) any failures by Starsys to have complied with any Export Laws, including by failing to obtain any required Governmental Permit, or (y) any".

     6. Section 7.3(e) of the Merger Agreement is hereby amended by replacing it in its entirety with the following text:

          "Subject to Section 7.8 and except for any claim based on the enumerated representations set forth in Section 7.1(a) or any claim specified in clause (x) of Section 7.2(a), no claim for indemnification hereunder or otherwise with respect to a breach of this Agreement may be made by any Indemnified Party after the Escrow Termination Date.".

     7. Section 8.8 of the Merger Agreement is hereby amended by inserting the following text immediately after the last sentence thereof:

          "Notwithstanding the foregoing, the attorney-client privilege of the Company related to matters concerning (i) potential violations of any Export Laws, (ii) the novation of Government Contracts, (iii) the assignment of Material Company Contracts, (iv) Intellectual Property Rights, including any prosecutions and filings, and (v) any other matter not related to the Merger Agreement or any other Transaction Document or the Merger or any of the other Transactions; shall be assigned to and vest in the Surviving Corporation.".

     8. Section 11.18 of the Merger Agreement is hereby amended by inserting the following text immediately preceding the "." at the end of the definition of the term "Company Information" therein:

          ", as identified in Schedule 3.32 to Amendment No. 2 to this Agreement, dated January 31, 2006.".

     9. Section 11.18 of the Merger Agreement is hereby amended by inserting the following text immediately following the "." at the end of the definition of the term "Losses" therein:


                                      PAGE 2


          "With respect to any claims based on any actual or potential violation of any Export Laws resulting in the debarment or suspension of the Surviving Corporation from export privileges or from doing business with the Government, Losses shall also include, without duplication, indirect losses, lost profits, loss of economic advantages and diminution in value.".

     10.  The parties to the Merger Agreement hereby agree that, for purposes of
Section 3.32 of the Merger Agreement, the information identified as "Company Information" in Schedule 3.32 to this Amendment shall constitute information supplied by or on behalf of Starsys or any of its Shareholders for inclusion or use in the Form S-4, the Proxy Statement and other reports filed by SpaceDev with the SEC and other Governmental Bodies in connection with the Transactions.

     11. Starsys has disclosed the matters identified in Schedule 11 to this Amendment to SpaceDev in the Updated Disclosure Schedules. To the extent any such matter has been accurately and fully described to Parent in the Updated Disclosure Schedules and otherwise, with respect to each Section of the Merger Agreement listed next to such matter in the table included in Schedule 11 hereto, SpaceDev hereby consents to such matter and waives any breach by Starsys of its representations and warranties or covenants under such listed Sections of the Merger Agreement in respect of such matter.

     12. Starsys and the Shareholder Agent hereby agree that any additional borrowings made by it under any Vectra Loan occurring after the date of the Closing Balance Sheet (which, for avoidance of doubt, shall not include interest accruing after the date of such Closing Balance Sheet) shall be credited to the amount of Capital Investments which Parent is obligated to make pursuant to
Section  8.6(i)  of  the  Merger  Agreement.

     Except as expressly amended by this Amendment, the Merger Agreement shall remain in full force and effect in accordance with the terms and conditions thereof, and this Amendment shall be incorporated into, and become a part of, the Merger Agreement.

     This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute but one and the same instrument.

     This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Colorado applicable to contracts negotiated, executed and to be performed entirely within the State of Colorado.

     A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.

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     Please signify your agreement with the foregoing agreements by signing this
Amendment and returning one original to us by facsimile or electronic transmission. If you have any questions, please call me. Thank you for your prompt assistance with this matter.


     Best  regards,

     SPACEDEV,  INC.
     MONOCEROS  ACQUISITION  CORP.


     By: /s/ Richard B. Slansky
        --------------------------
        Richard  B.  Slansky
        President


AGREED  AND  ACCEPTED  AS  OF  THE  DATE  FIRST  ABOVE  WRITTEN:

STARSYS  RESEARCH  CORPORATION

By: /s/ Scott Tibbitts
   ---------------------------
   Scott  Tibbitts
   Chief  Executive  Officer


SCOTT  TIBBITTS,  as  a  key  shareholder
SCOTT  TIBBITTS,  as  shareholder  agent

By: /s/ Scott Tibbitts
   ---------------------------
   Scott  Tibbitts

                                                                   SCHEDULE 3.32
                        COMPANY INFORMATION FOR FORM S-4
                                   (Attached)

                                                                     SCHEDULE 11
                               SCHEDULE OF WAIVERS
                                   (Attached)